EXHIBIT 99.1

Amtech Announces Board Appointments

TEMPE, Ariz., May 7, 2020 -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power chips, electronic assemblies and light-emitting diodes (LEDs), today announced that its Board of Directors (the “Board”), acting upon the recommendation of its Nominating and Governance Committee appoint the Company’s Chief Executive Officer, Michael Whang, and its Chief Financial Officer, Lisa D. Gibbs, to the Board, effective May 5, 2020. The Board also elected Amtech’s current Board member and Chairman of its Audit Committee, Michael Garnreiter to serve as the Board’s Lead Independent Director.

Mr. Whang and Ms. Gibbs will stand for election at the 2021 Annual Meeting of the Shareholders of Amtech Systems, Inc. Neither Mr. Whang nor Ms. Gibbs will serve as a member of any Board committee or receive additional compensation for serving as a Director. Mr. Garnreiter will not receive any additional compensation for serving as the Lead Independent Director.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power chips, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor and automotive component manufacturers worldwide, particularly in Asia, North America and Europe.  Our strategic focus is on semiconductor growth opportunities in power electronics, leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC and 300mm silicon horizontal thermal reactor), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce TechnologiesTM, and PR HoffmanTM.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 967-5146
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com